UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-14288

CalWest Bancorp

 (Exact name of registrant as specified in its charter)

22342 Avenida Empresa, Rancho Santa Margarita, CA  92688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $5.00 Par Value

(Title of each class of securities covered by this Form)

N.A.

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
Rule 15d-6 ☒

Approximate number of holders of record as of certification or notice date:

257

Pursuant to the requirements of the Securities Exchange Act of 1934, CalWest Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	March 22, 2004		CalWest Bancorp

		By:	/s/ Najam M. Saiduddin
Najam M. Saiduddin
Executive Vice President/Chief Financial Officer